EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Entasis Therapeutics Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share, to be issued under the Company’s 2018 Equity Incentive Plan	Other	1,914,071(2)	$1.78(3)	$3,407,046.38(3)	0.0000927	$315.84
Equity	Common Stock, par value $0.001 per share, to be issued under the Company’s 2018 Employee Stock Purchase Plan	Other	250,000(4)	$1.52(5)	$380,000.005)	0.0000927	$35.23
Total Offering Amounts					$3,787,046.38		$351.07
Total Fee Offsets							$ –
Net Fee Due							$351.07

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s common stock that become issuable in respect of such securities by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Represents additional shares of the registrant’s common stock reserved for issuance under the registrant’s 2018 Equity Incentive Plan (the “Incentive Plan”) pursuant to the provisions of the Incentive Plan that provide for an automatic annual increase in the number of shares reserved for issuance under the Incentive Plan.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, and based upon the average of the high and low prices of the registrant’s common stock as reported on The Nasdaq Global Market on February 25, 2022.
(4)	Represents additional shares of the registrant’s common stock reserved for issuance under the registrant’s 2018 Employee Stock Purchase Plan (the “ESPP”) pursuant to the provisions of the ESPP that provide for an automatic annual increase in the number of shares reserved for issuance under the ESPP.
(5)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, and based upon 85% of the average of the high and low prices of the registrant’s common stock as reported on The Nasdaq Global Select Market on February 25, 2022. Pursuant to the ESPP, the purchase price of each share of the registrant’s common stock reserved for issuance thereunder will be the lower of 85% of the fair market value on (i) the first day of the offering period or (ii) the purchase date.